Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is entered into by and between Michael Cortino (“Cortino”) and Papa John’s USA, Inc., its parent, Papa John’s International, Inc. and all of their subsidiary and affiliated corporations, as well as their respective directors, officers, successors, shareholders, assigns, attorneys, agents, representatives and employees (all of which, are hereafter collectively referred to as “Papa John’s”).

RECITALS:

A.            Cortino is currently employed by Papa John’s in the capacity of Senior Vice President, Domestic Operations.

B.            The parties have mutually agreed to separate his employment from Papa John’s, effective January 28, 2007 (“Separation Date”).

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Cortino and Papa John’s agree as follows:

1.             As adequate and good consideration, Company agrees to provide Cortino with the following:

a.             A bonus payment for 2006 performance in the gross amount of Two Hundred Thirty-three Thousand Four Hundred Thirty-seven Dollars and Twenty-two Cents ($233,437.22), less all applicable withholdings. This payment shall be paid in a lump sum within 3 business days after the revocation period set forth in Paragraph 5.d. has expired.

b.             An additional payment in the gross amount of One Hundred Thirteen Thousand, Two Hundred Thirty-three Dollars and Thirty-four Cents ($113,233.34), less all applicable withholdings. This payment shall be paid in a lump sum within 3 business days after the revocation period set forth in Paragraph 5.d. has expired.

c.             Should Cortino elect COBRA continuation coverage for any family health or dental benefits provided by Papa John’s, Papa John’s will pay Cortino’s COBRA premiums for a period of twelve (12) months, through January 2008. Papa John’s will pay any COBRA premiums directly to the appropriate payee.

d.             Papa John’s will review, consider and decide whether Cortino may re-enter, or directly or indirectly have any involvement in the Papa John’s system in the future, whether as a franchisee, operating partner, franchisee employee, franchisee agent, or representative, or work for or assist any entity representing the interests of franchisees, whether as an employee, consultant, agent or otherwise. Cortino agrees that such decision is in the sole discretion and authority of Papa John’s and agrees to abide by its decision, which shall not be subject to review.

2.             Adequate Consideration. Cortino agrees the consideration he is receiving hereunder is fair and adequate to warrant enforcement of the terms and conditions contained in this Agreement including, without limitation, the General Release set forth in Paragraph 4 and the specific release set forth in Paragraphs 5 and 10, and the non-competition and non-solicitation provisions set forth in Paragraphs 6 and 7 therein.

3.             Retention of Benefits. All benefits cease effective as of the Separation Date set forth above; provided, however, any amounts held in trust in the Papa John’s International, Inc. Deferred Compensation Plan and the Papa John’s International, Inc. 401(k) Plan for the benefit of Cortino shall continue to be held in trust for Cortino within the parameters of the existing plan. In addition, any vested stock options held by Cortino shall remain exercisable pursuant to the terms of the Papa John’s International, Inc. 1999 Team Member Stock Ownership Plan, under which such options were issued. It is expressly understood and agreed that Papa John’s will not make any contributions to the 401(k) Plan on Cortino’s behalf following his Separation Date. Cortino will be eligible for COBRA benefits to the extent required by law.

4.             General Release. In exchange for the specific consideration received in Paragraph 1.a., l.b., and 1.c. above, which Cortino specifically acknowledges and agrees he is not otherwise entitled to receive, Cortino fully and forever releases, acquits, holds harmless and discharges Papa John’s from liability for any and all claims, demands, actions and causes of action, charges, obligations, costs or expenses of any nature which Cortino now has or may have against them, and any other event, encounter, conversation, action, contact or communication arising out of Cortino’s employment with Papa John’s. Any and all facts, circumstances and events arising out of Cortino’s employment with Papa John’s occurring prior to the signing of this Agreement cannot be used by Cortino to impose liability on Papa John’s in any future proceeding against Papa John’s. This Release includes, but is not limited to, the release of any and all claims or charges of discrimination filed, or which could have been filed, against Papa John’s by Cortino with the federal courts, Kentucky state courts, other state courts, the Equal Employment Opportunity Commission, the United States Department of Labor, the Kentucky Labor Cabinet, the Kentucky Commission on Human Rights, or any other state or local civil rights agency; claims or suits under the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991, P.L. 102-166; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the National Labor Relations Act, as amended, 29 U.S.C. § 151 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; State of Kentucky handicap/disability discrimination laws; the Family and Medical Leave

Act of 1993, 29 U.S.C. § 2601 et seq.; State of Kentucky family and medical/parental leave laws; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; The Federal Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; State of Kentucky civil/human rights law; State Kentucky equal opportunity laws; State of Kentucky wage/hour laws; State of Kentucky workers’ compensation laws; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers’ Benefit Protection Act, P.L. 101-433; and any other claims of employment discrimination, retaliation, intentional infliction of emotional distress, defamation, invasion of privacy, tortious interference with contractual relations, wrongful separation, outrage, promissory estoppel, claims or demands arising under either express or implied contract, breach of contract, tort, public policy, the common law, or any federal, state or local statute, ordinance, regulation or constitutional provision, or other liabilities, suits, union grievances, debts, claims for back pay, front pay, compensatory or punitive damages, actual damages, consequential damages, emotional distress, damages for humiliation and embarrassment, contractual damages, injunctive relief, severance pay, costs, reinstatement, attorneys’ fees, commissions, bonuses, incentive compensation plans, vacation pay, pension benefits or payment or reimbursement under any health insurance or other employee benefit plan, insurance premiums or other sums of money, grievances, expenses, demands, controversies of every kind and description, whether liquidated or unliquidated, known or unknown, contingent or otherwise and whether specifically mentioned or not, that Cortino now has or has had or which may exist or might be claimed to exist at or prior to the date of this Agreement against Papa John’s. Cortino specifically waives any claim or right to assert that any cause of action, alleged cause of action/claim, charge or demand has been, through oversight or error, intentionally or unintentionally, omitted from this Agreement. Cortino specifically acknowledges that by signing this Agreement, he will not receive, and is not entitled to receipt of, any additional 401(k) benefit contributions, bonuses, or stock option grants from Papa John’s, other than as set forth in this Agreement.

5.             Specific Release Of Age Claims.

a.             Cortino agrees that in exchange for the consideration received from Papa John’s described in Paragraphs 1 through 3 of this Agreement (to which Cortino agrees he is not otherwise entitled), that this Agreement constitutes a knowing and voluntary release and waiver of all rights or claims Cortino may have against Papa John’s including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. §§ 621-634, as amended by the Older Workers’ Benefit Protection Act, P.L. 101-433 (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA and any state statute or local ordinance barring age discrimination.

b.             Papa John’s and Cortino agree that, by entering into this Agreement, Cortino does not waive rights or claims that may arise after the date this Agreement is executed.

c.             Cortino represents and warrants that Papa John’s advised Cortino in writing to consult with an attorney prior to executing this Agreement and that Cortino in fact did have the opportunity to consult with an attorney. Cortino further represents and warrants that Papa John’s provided him a period of at least twenty-one (21) days in which to consider this Agreement before executing this Agreement.

d.             Papa John’s and Cortino agree that, for a period of seven (7) days following the execution of this Agreement, Cortino has the right to revoke this Agreement, and Papa John’s and Cortino further agree that this Agreement shall not become effective or enforceable until the revocation period of seven (7) days has expired. Cortino agrees that he will submit written notice of any revocation of this Agreement to Papa John’s General Counsel.

e.             Cortino agrees that if he executes this Agreement at any time prior to the end of the period that Papa John’s provided him in which to consider this Agreement, such early execution was a knowing and voluntary waiver of his right to consider this Agreement for at least twenty-one (21) days, and was due to his desire to immediately receive consideration provided hereunder and his belief that he had ample time in which to consider and understand this Agreement, and in which to review this Agreement with an attorney.

6.             Agreement Not to Work for a Competitor in the Restaurant/Food Service Business. Cortino agrees that for a period of three (3) years following his Separation Date, he will not directly or indirectly compete with Papa John’s or engage in, be employed by, render any service to or act in connection with any person, partnership, limited liability company, corporation or other entity that owns, operates, manages, franchises or licenses any business that (i) sells pizza or other non-pizza products (excluding soft drinks) that are the same or similar to those sold by Papa John’s restaurants on a delivery or carry-out basis, including, without limitation, business formats such as Yum, Domino’s, Mr. Gatti’s, Little Caesars; or (ii) derives 20% or more of its gross revenue, or any of its subsidiaries, at the retail level from the sale of pre-cooked, ready-to-eat food products on a delivery basis (“Competitive Business”). Cortino further agrees that he will not directly or indirectly engage in any such Competitive Business, directly or indirectly, as an individual, partner, member, shareholder, director, officer, principal, agent, employee, consultant, or in any other relationship or capacity; provided that the purchase of a publicly traded security of a corporation engaged in such business or service shall not in itself be deemed violative of this Section, so long as he does not own, directly or indirectly, more than 1% of the securities of such corporation.

7.             Agreement Not to Solicit the Hiring of Papa John’s Employees. Cortino agrees that for a period of three (3) years following his Separation Date, he will not, directly or indirectly, hire, solicit or facilitate the hiring or solicitation of any current or future Papa John’s corporate or franchisee employee to work as an employee, consultant, agent or representative of Cortino or any other person or entity regardless of whether Cortino has any personal or business relationship with that person or entity.

8.             Waiver of Re-employment. Cortino is eligible for rehire with Papa John’s. However, Cortino recognizes that by signing this Agreement, he waives and releases any right to re-employment or reinstatement with Papa John’s, and agrees that Papa John’s is not under any obligation to employ, reemploy or reinstate him in the future.

9.             Representation of Claims. Cortino represents that he has not filed any complaint or charges against Papa John’s with any local, state or federal court, agency or board, based on events occurring prior to and including the date of the signing of this Agreement.

10.           Complete Release. It is Cortino’s specific intent and purpose to release and discharge Papa John’s from liability for any and all claims, employment discrimination charges, and causes of action of any kind or nature whatsoever arising out of Cortino’s employment with Papa John’s, whether known or unknown, and whether specifically mentioned or not, which may exist or might be claimed to exist at or prior to the date hereof, and specifically waives any claim or right to assert that any cause of action or alleged cause of action or charge arising out of his employment with Papa John’s has been, through oversight or error, intentionally or unintentionally, omitted from this Agreement.

It is Papa John’s specific intent and purpose to release and discharge Cortino from liability for any and all claims and causes of action of any kind or nature whatsoever arising out of Cortino’s employment with Papa John’s, whether known or unknown, and whether specifically mentioned or not, which may exist or might be claimed to exist at or prior to the date hereof, and specifically waives any claim or right to assert that any cause of action or alleged cause of action or charge arising out of his employment with Papa John’s has been, through oversight or error, intentionally or unintentionally, omitted from this Agreement.

11.           Tax Responsibility. Cortino is advised that Papa John’s will be reporting the existence of this Agreement to the appropriate taxing authorities. Cortino understands and agrees that he is responsible for the payment of all federal, state and local taxes related to his receipt of any and all income pursuant to this Agreement. Cortino further understands and agrees that he will be responsible for his personal tax liability, including any penalties, assessments or interest, arising out of income derived from this Agreement. Cortino further understands and agrees that he will defend and indemnify Papa John’s for any tax liability or penalty assessed against Papa John’s as a result of income received by Cortino under this Agreement, and will solely bear all costs, including penalties, associated with such assessment.

12.           Non-Participation. Cortino agrees to cooperate fully with Papa John’s in all its business dealings and make himself available to Papa John’s for participating in all business and/or legal proceedings, as needed by Papa John’s. Cortino further specifically represents and agrees that unless required by law, he will not in the future testify or participate in any way adverse to Papa John’s in any claims filed against Papa John’s by any other governmental agency(ies), association(s), business(es), organization(s), entity(ies) or individual(s) or governmental agency(ies) in any local, state or federal court or any actions before any local, state or federal agency or board, based upon any events or facts occurring prior to and including the date of the signing of this Agreement; provided, however, that notice of receipt of such discovery request, judicial order or subpoena shall be immediately communicated (within two business days) to Papa John’s General Counsel, telephonically, and confirmed immediately thereafter in writing so that Papa John’s will have the opportunity to intervene to assert what rights it may have in non-disclosure prior to Cortino’s response to the discovery request, order or subpoena.

13.           Confidentiality. Cortino expressly warrants that he will not discuss either this agreement, or the substance or specifics of the discussions giving rise to this agreement, except as follows: (i) to the extent necessary to report income to appropriate taxing authorities; (ii) to communicate with his attorney or agent as necessary for obtaining legal and/or financial planning advice (in which case his attorney or agent shall be advised of the need to keep such information confidential); (iii) in response to any order of a court of competent jurisdiction or in response to a legitimate discovery request pursuant to established Rules of Civil Procedure; and (iv) in response to an order, subpoena, deposition notice, or any other discovery request issued by or through a state or federal court or governmental agency; provided, however, that notice of receipt of such discovery request, judicial order or subpoena shall be immediately communicated (within two business days) to Papa John’s General Counsel, telephonically, and confirmed immediately thereafter in writing so that Papa John’s will have the opportunity to intervene to assert what rights it may have in non-disclosure prior to Cortino’s response to the discovery request, order or subpoena. Cortino understands and acknowledges that this agreement may be filed or the existence of this agreement may be disclosed by Papa John’s with the appropriate authorities in connection with Papa John’s obligations either as a publicly traded company, or otherwise.

14.           Non-Disclosure of Confidential, Proprietary or Trade Secret Information. Cortino also acknowledges that disclosure by him of any confidential, proprietary or trade secret information of Papa John’s would put Papa John’s at a competitive disadvantage in the marketplace. Therefore, Cortino agrees not to misappropriate, disclose to any person or entity, or to use at any time, any confidential, proprietary or trade secret information of Papa John’s. Confidential, proprietary or trade secret information includes, but is not limited to, any matters of a business nature, such as information regarding short and long-term business plans and goals, strategies, product plans, marketing plans, financial information, technical manufacturing information, production schedules, production processes, employee personnel and medical records, employee training and development materials and processes, customer lists, pricing plans, and research and development plans. Cortino also acknowledges that any information he has obtained and/or might obtain is protected from disclosure by the attorney-client privilege, and he acknowledges that he is obligated not to disclose such information at any time in the future.

15.           Breach of Confidentiality Damages. Cortino agrees the foregoing confidentiality/non-disclosure provisions are material elements of this Agreement and are consideration for Papa John’s entering into this Agreement. No action of Papa John’s shall be taken as a waiver of its right to insist that Cortino abide by the confidentiality/non-disclosure terms of this Agreement unless such waiver is in writing, specifically waiving such rights and is signed by the above-referenced General Counsel for Papa John’s.

16.           Non-Disparagement.

a.             Cortino. Cortino agrees that he will not do or say anything that a reasonable person would expect to diminish or constrain the good will and good reputation of Papa John’s, its products and/or services, as well as Nigel Travis, William Van Epps and John H. Schnatter and their immediate families. Cortino agrees that he will not disparage or seek to injure the reputation of Papa John’s, which includes, but is not limited to, refraining from making negative statements about Papa John’s, its strategies, methods of doing business, personnel, the effectiveness of their business policies and practices and the quality of any of their products, services or personnel. Nothing in this paragraph shall be construed to prohibit Cortino from testifying truthfully with respect to his opinions and beliefs concerning his experiences at Papa John’s if called as a witness in some other proceeding.

b.             Company. Papa John’s agrees that neither it nor any of its Chief Officers will do or say anything that a reasonable person would expect to disparage Cortino or his employment-related job skills or job performance. Nothing in this paragraph shall be construed to prohibit Papa John’s or any of its officers from testifying truthfully with respect to its/their opinions and beliefs concerning their experiences if called as a witness in some other proceeding.

17.           Consequences of Cortino’s Breach of this Agreement. The parties agree that damages for breaching this Agreement are difficult to calculate and not readily ascertainable. Upon breach of numerical paragraphs 6, 7, 13, 14, 15 or 16 of this Agreement, Papa John’s shall be entitled to liquidated damages from Cortino in an amount of at least One Hundred Fifty Thousand Dollars ($150,000.00) or Papa John’s actual damages, whichever is greater. Cortino also agrees that if he breaches paragraphs 6, 7, 13, 14, 15 or 16 at any time, Papa John’s may not have an adequate remedy at law, and Papa John’s will be entitled to any injunctive relief deemed appropriate by a court of competent jurisdiction sitting in equity, and Papa John’s shall be entitled to any attorneys’ fees expended enforcing the terms of this Agreement.

18.           Non-Admission. Each party understands that this Agreement is not an admission of liability or wrongdoing by the other.

19.           Complete Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous, oral or written agreements or understandings between the parties. No representation, promise, inducement or statement of intention has been made by Papa John’s that is not embodied in this Agreement. No party shall be bound by, or liable for, any alleged representation, promise, inducement, or statement of intention not contained in this Agreement. This Agreement cannot be amended, modified, or supplemented in any respect except by subsequent written agreement signed by all parties to this Agreement.

20.           Legal Rights. Cortino and Papa John’s agree that no release, waiver or other promise set forth in this Agreement shall be construed to prohibit either party from enforcing the terms of this Agreement in a court of competent jurisdiction. Furthermore, failure by either party at any time and in its discretion to insist upon strict compliance with any provision of this Agreement shall not be construed as a waiver of such party’s right to insist upon strict compliance with such provision in the future. Should it be held at any time by a court of competent jurisdiction that any of the obligations, covenants or agreements set forth in this Agreement are illegal, invalid or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any illegal, invalid or unenforceable parts, terms or provisions shall be deemed not to be a part of this Agreement.

21.           Choice of Law. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Kentucky. Cortino consents to the exclusive jurisdiction of courts located in Kentucky, agreeing to waive any argument of lack of personal jurisdiction or forum non conveniens with respect to any claim or controversy arising out of or relating to this Agreement or Cortino’s employment with Papa John’s.

22.           Not Valid Unless Signed by Both Parties. This Agreement is not valid unless signed by both parties hereto.

/s/ Michael Cortino
MICHAEL CORTINO

COMMONWEALTH OF KENTUCKY	)
: SS
COUNTY OF JEFFERSON	)

ACKNOWLEDGED, SUBSCRIBED AND SWORN to before me by Michael Cortino, as his free act and deed, this 27th day of January, 2007.

My Commission Expires: August 13, 2010

/s/ Kimberly A. Winebrenner
Notary Public

PAPA JOHN’S USA, INC.

By:	/s/ Richard J. Emmett
Title:	Senior Vice President & General Counsel

COMMONWEALTH OF KENTUCKY	)
: SS
COUNTY OF JEFFERSON	)

ACKNOWLEDGED, SUBSCRIBED AND SWORN to before me by Richard J. Emmett on behalf of Papa John’s USA, Inc., this 27th day of January, 2007.

My Commission Expires: August 13, 2010

/s/ Kimberly A. Winebrenner
Notary Public